                       SECURITIES AND EXCHANGE COMMISSION
                       ----------------------------------
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): June 5, 2002


                             ViroPharma Incorporated
                 (Exact name of issuer as specified in charter)


            DELAWARE                 0-021699               23-2789550
  (State or Other Jurisdiction      (Commission         (I.R.S. Employer
       of Incorporation or              file              Identification
          Organization)               number)                Number)

                             405 EAGLEVIEW BOULEVARD
                            EXTON, PENNSYLVANIA 19341
                    (Address of principal executive offices)


                                 (610) 458-7300
              (Registrant's telephone number, including area code)

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Item 5 - Other Events.

     ViroPharma Incorporated ("ViroPharma") is filing a set of "Frequently Asked Questions" and the answers to these questions. The "Frequently Asked Questions" reflect information that experience has demonstrated to be often requested by analysts and investors.

                             ViroPharma Incorporated

                           Frequently Asked Questions
                           --------------------------

               See "Important Information Regarding the Answers to
                    these Frequently Asked Questions" below.

                           (Revised through June 2002)

Pleconaril and Picornavirus Diseases
------------------------------------

         What are picornaviruses and what diseases do they cause?

         Picornaviruses are a large, very prevalent group of RNA viruses that are responsible for a significant portion of all human viral disease. These viruses, particularly the rhinovirus and enterovirus members of the picornavirus family, cause a diverse range of illnesses. They are the predominant cause of the common cold (a viral respiratory infection, or VRI), myocarditis, encephalitis, bronchitis, otitis media, neonatal enteroviral disease and viral meningitis. Infections by these viruses can also lead to acute disease exacerbations in individuals with asthma and chronic obstructive pulmonary disease
         (COPD). Immunocompromised patients, including transplant patients and patients receiving chemotherapy, are extremely susceptible to severe and life-threatening diseases caused by picornavirus infections.

         There are over 52 million patient visits annually to physicians to treat the common cold. Currently, there are no antiviral medicines available to treat picornavirus infections.

         What is Picovir(TM)?

         Picovir(TM) is a proprietary, orally administered small molecule inhibitor of picornaviruses that was discovered by scientists who founded or are currently with ViroPharma. Picovir(TM) has been demonstrated to inhibit picornavirus replication in vitro by a novel, virus-specific mode of action. Picovir(TM) works by inhibiting the function of the viral protein coat, also known as the viral capsid, which is essential for virus infectivity and transmission. Laboratory studies have shown that Picovir(TM) integrates within the picornavirus capsid at a specific site that is common to a majority of picornaviruses, including rhinoviruses and enteroviruses, and disrupts several stages of the virus infection cycle. Based on these laboratory studies, our clinical trials completed to date, and

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         Picovir's(TM) broad spectrum anti-picornavirus activity, we believe that Picovir(TM) may be useful in treating a number of picornavirus diseases. There are currently no antiviral medicines available to treat these diseases.

         What were the results of your two pivotal studies of Picovir(TM) in adults for the treatment of VRI?

         On March 15, 2001, we announced preliminary analyses of the results from two pivotal studies with Picovir(TM) (pleconaril) for the treatment of the common cold (a viral respiratory infection, or VRI), in adults. Preliminary analyses of results from these pivotal studies conducted at 200 clinical sites throughout the United States and Canada demonstrated that patients with a VRI caused by a picornavirus who were treated with pleconaril experienced a statistically significant decrease in disease duration and in cold symptom severity. Additionally, these patients experienced a statistically significant treatment benefit within 24 hours of first dose. In these studies, pleconaril-treated patients also experienced consistent reductions in other endpoint measures, and a significant decrease in viral shedding early in the treatment period.

         In the phase 3 studies, adult patients were randomized to receive 400 mg of pleconaril or placebo three times daily for five days. In the combined enrollment of 2,096 patients, 65% of patients had a VRI caused by a picornavirus, the leading cause of the common cold. The primary endpoint in these studies was time to complete resolution of rhinorrhea and reduction in all other evaluated disease symptoms to absent or mild for 48 hours. The primary analysis population in these studies was patients with a VRI caused by a picornavirus, as determined by research assays based on PCR (polymerase chain reaction) technology.

         In the primary analysis population in both studies, picornavirus-infected patients treated with pleconaril experienced a statistically significant reduction in the primary endpoint when compared to placebo (6.2 days versus 7.7 days, p=0.001; and 6.6 days versus 7.2 days, p=0.037, respectively).

         In all randomized patients in both studies, pleconaril treated patients experienced a reduction in the primary endpoint when compared to placebo. In one study, the reduction was statistically significant (6.2 days versus 7.1 days, p=0.015; and 6.4 days versus 6.9 days, p=0.201, respectively).

         In a combined analysis of both studies, picornavirus-infected and all randomized patients treated with pleconaril experienced statistically significant reductions in the primary endpoint when compared to placebo (for picornavirus-infected patients: 6.3 days versus 7.3 days, p = ***0.001; for all randomized patients: 6.3 days versus 7.0 days, p = 0.009).

         Pleconaril-treated patients in the primary analysis population experienced clinically meaningful and statistically significant reductions in several secondary endpoints, including a reduction in viral shedding early in the treatment period, a decrease in

 ----------------------

 *** Denotes less than.

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          symptom severity and a reduction in the time to a patient's assessment of having "no cold."

          Pleconaril was well tolerated in the pivotal studies, with a side effect profile similar to placebo. In connection with our phase 2 prophylaxis study, we determined that pleconaril interacts with certain other drugs, including oral contraceptives. We are conducting preliminary studies that are intended to further characterize the interaction of pleconaril with these drugs.

          Have you submitted an NDA for Picovir(TM)?

          Yes. We submitted an NDA (new drug application) to the FDA requesting permission to market Picovir(TM) for the treatment of the common cold in adults on July 31, 2001. In September 2001, the FDA notified us that our NDA was accepted for review.

          Has the FDA reached a decision on your NDA?

          Our NDA was reviewed by the Antiviral Drugs Advisory Committee of the FDA in March 2002. The Advisory Committee voted to not recommend Picovir(TM) (pleconaril) for approval for the treatment of the common cold in adults. The Advisory Committee requested that certain safety, drug interaction (including interactions with oral contraceptives) and other additional data not included in the pivotal trials be provided before the drug could be recommended for approval.

          We received a "not approvable" letter from the FDA in response to our NDA. The FDA issues a not approvable letter if, among other reasons, it concludes that the application contains insufficient information for an approval action.

          In this letter, the FDA identified the insufficient data on the interaction between Picovir(TM) and other drugs, including specifically, oral contraceptives and drugs with a narrow concentration-response relationship, as the primary deficiency in the NDA preventing the Agency from approving the NDA. The FDA also stated in the letter that ViroPharma will need to provide evidence that Picovir(TM) does not affect the efficacy of oral contraceptives. Picovir(TM) increases the levels in the body of a naturally-occurring enzyme that metabolizes other drugs. The intensity of this elevation in enzyme levels, and the length of time that the elevation continues after a patient stops taking Picovir(TM), will be important factors in determining whether Picovir's interaction with other drugs is clinically manageable. The FDA also stated that in order for it to consider approving the Company's NDA for Picovir(TM), ViroPharma must develop a risk management program that minimizes the use of Picovir(TM) in populations for which it is not indicated, and reduces the risk of drug interactions with Picovir(TM).

         The FDA also indicated that ViroPharma should obtain additional information to address certain matters that are similar to selected issues raised by the Antiviral Drugs Advisory Committee. These additional matters are not the basis of the not approvable letter.

         Preliminary studies are being conducted that are intended to further characterize the interaction of Picovir(TM) with other drugs, including oral contraceptives. ViroPharma expects that the data from these studies should be available in the third quarter of 2002. Additional information, however, will be needed to address the concerns raised by the FDA. By not later than sometime during the third quarter of 2002, ViroPharma and Aventis will decide what further action will be taken with Picovir(TM).

         What is the status of your efforts to develop Picovir(TM) for use in addition to the treatment of otherwise healthy adults?

         Due to the uncertainty surrounding the future development of Picovir(TM) generally, we have delayed further development of Picovir(TM) for the treatment of the common cold in pediatric patients. We also are reevaluating future efforts for the use of Picovir(TM) to prevent the common cold. We do not know at this time what, if any, future development activities that we will pursue with Picovir(TM).

         We initiated three phase 2 exploratory studies in late 2001. Two of these studies are for the treatment of the common cold in pediatric patients (the first in children between the ages of 1 and 6, and the second in children between the ages of 7 and 12). We also initiated one phase 2 prophylaxis study for the prevention of the common cold in otherwise healthy adults.

         The purpose of the pediatric studies was to better understand possible endpoints that could be used in further clinical studies, to examine the antiviral effect Picovir(TM) had in these patients, and collect additional safety information in these age groups. We saw improvements in certain objective measures of treatment effect in these studies, such as reductions in viral load and in middle ear pressure in younger children, but did not see signs of a treatment effect when using subjective endpoint measurements. Subjective measurements are inherently difficult to use with children, as children may not be able to self-assess individual cold symptoms by discriminating the type, and describing the severity, of these symptoms. A child also is likely to be later in his or her illness when the child's caregiver first notes the cold.

         In these pediatric studies, Picovir(TM) demonstrated a safety profile similar to placebo and was very well tolerated.

         The purpose of the prophylaxis study was to explore the potential effects of a 6 week course of treatment using different dosing regimens for the prevention of the common cold in adults. We also wanted to collect safety information related to Picovir(TM) in an extended treatment setting. We saw statistically significant reductions in the incidence of picornavirus-confirmed colds in patients taking Picovir compared to patients receiving a placebo in this prophylaxis study in both once- and twice-daily dosage regimens.

         The FDA and its Antiviral Drugs Advisory Committee reviewed safety data from this 6 week study in connection with our New Drug Application for Picovir(TM) which sought approval of a 5 day course of treatment in otherwise healthy adults. As discussed at the March 2002 Advisory Committee meeting, women taking oral contraceptives with pleconaril in this 6 week study reported a 2-3-fold higher incidence of menstrual irregularities (most commonly reported as breakthrough bleeding/spotting or early menses) compared to women taking oral contraceptives with placebo. All of the menstrual irregularities were of mild or moderate intensity in the pleconaril groups. Overall, ***1% of women in each treatment group discontinued therapy because of a menstrual irregularity during the 6 weeks of treatment.

         If we continue the development of Picovir(TM), we may be able to use the information from these phase 2 studies to determine how to design further clinical trials.

   Hepatitis C Program
   -------------------

         What is hepatitis C?

         Hepatitis C virus (HCV) is recognized as a major cause of chronic hepatitis worldwide. The World Health Organization (WHO) estimates that 170 million people are infected throughout the world. According to the Centers for Disease Control and Prevention (CDC), there are nearly 4 million people infected with HCV in the United States. Approximately 85 percent of persons infected with HCV develop chronic hepatitis, of which 20 percent progress to liver cirrhosis. Chronic HCV infection can also lead to the development of hepatocellular carcinoma and liver failure. There are no vaccines or specific antiviral treatments available for hepatitis C, and current treatments are effective in only 10% to 40% of patients.

         Do you have product candidates to treat hepatitis C?

         Yes. Viropharma, with Wyeth, its HCV partner, is committed to finding and developing antiviral treatments for hepatitis C. Toward this end, the Viropharma-Wyeth team is pursuing a broad research and development program that is evaluating several different compounds and approaches to treating this disease. Currently, we expect to advance a new product candidate into human clinical trials in the second half of 2002.

*** denotes less than

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RSV (Respiratory Syncytial Virus) Program
-----------------------------------------

         What is RSV and RSV disease?

         RSV, or respiratory syncytial virus, is a major viral respiratory tract pathogen that often causes pneumonia and bronchiolitis. Yearly RSV disease epidemics in the U.S. typically begin in November and continue through April. The virus is highly contagious and infects individuals of all ages, generally causing respiratory symptoms that include runny nose, cough and wheezing. More than 90% of children throughout the world are infected during the first two years of life. However, previous RSV infection does not protect against subsequent infection. Consequently, symptomatic RSV re-infections are very frequent events throughout life. Infants and young children that are premature or have various heart or lung diseases are at great risk of serious RSV morbidity and mortality.

         RSV can also cause serious disease in adults and the elderly. Epidemiological data indicate that the impact of RSV in older adults may be similar to that of influenza. Hospitalization costs due to RSV in infants and the elderly are estimated up to $1 billion annually in the U.S. Other individuals at risk of serious and life-threatening complications arising from RSV infections include bone marrow transplant patients and patients with chronic obstructive pulmonary disease (including bronchitis and emphysema) and asthma. More than 42 million Americans fall into these groups.

         There currently are no vaccines available for the prevention of RSV disease. Immunoglobulin products are available for prophylactic use in certain high risk infants with RSV infections. Supportive care is the principle therapy for the disease, although more severe cases may require oxygen therapy or mechanical ventilation. Ribavirin, administered by aerosol to minimize the drug's adverse effects, is occasionally used for treatment of cases of RSV pneumonia and bronchiolitis.

         Do you have a product candidate to treat RSV disease?

         Yes. Scientists at Viropharma have discovered a novel antiviral product candidate for the potential treatment of RSV disease that has proven to be extremely potent and very selective in laboratory studies. The product candidate, designated VP14637, is a member of a novel small molecule compound series that has been shown in laboratory studies to inhibit RSV replication by affecting functions of the viral F (fusion) protein, a highly conserved RSV protein that is essential for virus reproduction.

         We are developing VP14637 as part of our broader RSV antiviral program. Currently we are developing this compound for administration by inhalation using drug delivery device technology that we licensed from Battelle Pulmonary Therapeutics. We believe that this technology is well suited for VP14637 and can efficiently administer the drug directly to the primary site of virus infection, the lungs.

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         We will seek an additional RSV partner in order to share in the cost of this program and leverage the expertise and infrastructure of a global pharmaceutical company.

         Is your RSV product candidate in human clinical trials?

         Yes. We currently are conducting a Phase I clinical program with VP14637. These studies are designed to evaluate the safety and pharmacokinetics of the compound in healthy human volunteers. In October 2001, we filed an Investigational New Drug application, or IND, with the FDA for this product candidate. We previously had planned to initiate an initial Phase II study during the second half of 2001 prior to initiating an additional Phase II study in our target population during the second half of 2002. After discussions with the FDA, we have decided to eliminate this initial Phase II study by conducting an additional Phase I study, and then moving directly into a Phase II study in our target population during the second half of 2002. This change should not impact the overall timing of our RSV development plan.

Corporate Information
---------------------

         Can you provide financial guidance for 2002?

         The results of the FDA advisory committee panel meeting to consider our new drug application for the treatment of adults with viral respiratory infection with Picovir(TM) and subsequent "not approvable" letter from the FDA have created uncertainty surrounding the future development of Picovir(TM) generally. We do not know at this time what, if any, future development activities that we will pursue with Picovir(TM).

         Due to the magnitude of these events, we plan to provide financial guidance for 2002 on a quarter-to-quarter basis, or event-by-event basis, whichever we believe to be more relevant.

         Until we determine our path forward with Picovir(TM) it is difficult to provide specific guidance beyond the second quarter of 2002. One of our goals for the year is to have sufficient cash on hand at the end of 2002 to last for three additional years. Toward that end, since the Advisory Committee meeting on March 19, 2002, we have dramatically reduced our investments in pre-marketing activities related to Picovir(TM) and will continue to do so until we determine our path forward with Picovir(TM). We also have delayed all activities associated with the development of Picovir(TM) to treat the common cold in pediatric patients and for the prevention of the common cold. All decisions related to the future development of and commercial investments in Picovir(TM) will be made in collaboration with Aventis.

   We expect that our second quarter operating expenses, net of detailing fees earned from the promotion of Nasacort AQ and Allegra, two products owned by Aventis, will be in the range of $16 million to $18 million. These expenses are anticipated to be primarily in connection with the following activities:

     . Drug interaction studies with Picovir(TM);

     . Commitments for manufacturing activities related to Picovir(TM);

     . Phase 1 clinical trial with our lead product candidate for the treatment of RSV;

     . Preparatory work related to a potential initiation of our first Phase 2 clinical trial with our lead product candidate for the treatment of RSV;

     . Our share of preclinical activities associated with our lead product candidate for the treatment of hepatitis C;

     . Ongoing discovery research in the areas of both hepatitis C and RSV;

     . Maintenance of the commercial infrastructure supporting the field sales force which is promoting Nasacort(R) AQ and Allegra(R); and

     . General and administrative expenses supporting the operations of the company.

   When will you announce operating results?

   Viropharma's practice is to announce results for the first three calendar quarters during the last week of the month following the close of the applicable quarter, and to announce fourth quarter and year-end operating results by the end of February.

              Important Information Regarding the Answers to these
                          "Frequently Asked Questions"
                          ----------------------------

The answers to these "Frequently Asked Questions" contain forward-looking statements that involve a number of risks and uncertainties, including those relating to:

  .  the outcome of discussions with FDA and Aventis regarding Picovir(TM);

  . our estimated timeframes for the initiation and conclusion of clinical trials and other studies for Picovir(TM) and our other product candidates;

  . our anticipated future efforts for the use of Picovir(TM) for the treatment of the common cold in pediatric patients and to prevent the common cold;

  .  our estimated timeframes for the release of clinical data;

  . our estimated timeframe for determining what future actions that we and Aventis will take with Picovir(TM);

  .  our current plan to seek a partner for our RSV program;

  .  our estimated operating expenses for the second quarter of 2002; and

  .  our plan to have three years' of cash on hand at the end of 2002.

     Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. There can be no assurance that:

     .    we will continue the development of Picovir(TM);

     .    Picovir(TM) will ever be approved by the FDA;

     . we will receive FDA or other regulatory authority approval for any other product candidate that we have under development on a timely basis or at all;

     . Picovir(TM) will be indicated initially for the treatment of adults suffering from viral respiratory infection;

     . we can initiate additional clinical trials or other studies for Picovir(TM) or for our other product candidates during the timeframe that we expect;

     .    we will be able to secure a partner for our RSV program;

     . the patient populations for our clinical trials will be the populations that we expect;

     . clinical data for any of our clinical trials will be released during the timeframe that we expect;

     . we will be able to determine the actions to be taken with Picovir(TM) during the timeframe that we expect;

     . if Picovir(TM) is ever approved, that Picovir(TM) (or any of our other product candidates) will achieve market acceptance, or that our commercialization partner will, or will be able to, maximize the potential for Picovir(TM);

     . our actual levels of operating expenses in the second quarter of 2002 will reflect our estimates of those results; and

     . our cash position at the end of 2002 will last for an additional three years.

Investigational pharmaceutical products, such as all of our product candidates, require significant time and effort for research and development, laboratory testing and clinical testing prior to regulatory approval and commercialization. As a result, all of the activities described in the answers to the "Frequently Asked Questions" are subject to risks and uncertainties. These factors, and other factors that could cause future results to differ materially from the expectations expressed answers to the "Frequently Asked Questions", include, but are not limited to, those described in our most recent Annual Report for the year ended December 31, 2001 on Form 10-K filed with the Securities and Exchange Commission. The forward-looking statements contained in the answers to the "Frequently Asked Questions" may become outdated over time. Viropharma does not assume any responsibility for updating any forward-looking statements. From time-to-time, statements made by Viropharma may modify or replace prior statements found in the "Frequently Asked Questions" or other releases and investors should refer to the most recently dated material available. Presenting information in the "Frequently Asked Questions" or updating this information from to time should not be deemed an acknowledgement that such information is material or otherwise required to be disclosed.

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                                   Signatures

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                             ViroPharma Incorporated


Date: June 5, 2002           By: /s/ Thomas F. Doyle
                                 -------------------
                             Thomas F. Doyle
                             Vice President, General Counsel and Secretary